Exhibit 4.1

EXTERRAN ENERGY LLC (F/K/A HANOVER COMPRESSOR COMPANY),

EXTERRAN HOLDINGS, INC.

and

U.S. BANK NATIONAL ASSOCIATION,

as Trustee

Ninth Supplemental Indenture

Dated as of June 27, 2012

to

Senior Indenture

Dated as of December 15, 2003,

as amended by the

Second Supplemental Indenture

Dated as of December 15, 2003

as further amended by the

Eighth Supplemental Indenture

Dated as of August 20, 2007

4.75% Convertible Senior Notes due 2014

NINTH SUPPLEMENTAL INDENTURE

     THIS NINTH SUPPLEMENTAL INDENTURE, dated as of June 27, 2012 (this “Ninth Supplemental Indenture”), is by and among Exterran Energy LLC, a Delaware limited liability company (“Exterran Energy” or the “Company”), Exterran Holdings, Inc., a Delaware corporation (“Exterran”), and U.S. Bank National Association (as successor to Wachovia Bank, National Association), a national banking association organized under the laws of the United States of America, as trustee (the “Trustee”). All capitalized terms used in this Ninth Supplemental Indenture without definition shall have the meanings specified in the Original Indenture referred to below, unless otherwise specified.

WITNESSETH:

     WHEREAS, Hanover Compressor Company, a Delaware corporation (“Hanover”) has heretofore executed and delivered to the Trustee an Indenture, dated as of December 15, 2003 (the “Base Indenture”), a Second Supplemental Indenture, dated as of December 15, 2003 (the “Second Supplemental Indenture,” together with the Base Indenture, the “Original Indenture”) and an Eighth Supplemental Indenture, dated as of August 20, 2007, (the “Eighth Supplemental Indenture,” together with the Original Indenture and as amended and supplemented by this Ninth Supplemental Indenture, the “Indenture”),  pursuant to which Hanover issued, and, as discussed below, Exterran subsequently guaranteed the obligations of Hanover under, its 4.75% Convertible Senior Notes due 2014 in the aggregate principal amount of $143,750,000, convertible under certain circumstances into shares of Exterran Common Stock;

     WHEREAS, pursuant to an Agreement and Plan of Merger, dated as of February 5, 2007, by and among Hanover, Universal Compression Holdings, Inc. (“Universal”), Exterran, Ulysses Sub, Inc., a wholly owned subsidiary of Exterran, and Hector Sub, Inc., a wholly owned subsidiary of Exterran, as amended, (i) Ulysses Sub, Inc. merged with and into Universal, with Universal as the surviving corporation; and (ii) immediately following the Universal Merger, Hector Sub, Inc. merged with and into Hanover with Hanover as the surviving corporation (collectively, the “Mergers”);

     WHEREAS, as a result of the Mergers, Universal and Hanover became wholly owned subsidiaries of Exterran and each outstanding share of Hanover common stock was converted into the right to receive 0.325 shares of Exterran Common Stock;

WHEREAS, pursuant to the Eighth Supplemental Indenture, Exterran fully and unconditionally guaranteed all the payment obligations of Exterran Energy under the Securities and the Indenture;

WHEREAS, on August 18, 2008, Hanover filed a Certificate of Amendment with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) changing its name from Hanover to Exterran Energy Corp.;

WHEREAS, on June 27, 2012, Exterran Energy filed a Certificate of Conversion with the Delaware Secretary of State changing its name from Exterran Energy Corp. to Exterran Energy LLC;

     WHEREAS, in connection with an organizational restructuring of certain subsidiaries of Exterran (the “Restructuring”) and pursuant to the Distribution, Assignment and Assumption Agreement, dated June 27, 2012, by and between Exterran and Exterran Energy (the “Agreement”), Exterran Energy will transfer and assign to Exterran, and Exterran will accept and assume, all of Exterran Energy’s rights, obligations, liabilities, title and interest in and to Exterran Energy’s properties and assets, real, personal and mixed, except for certain assets, if any, specified in the Agreement;

WHEREAS, Exterran, which is currently a guarantor under the Indenture, hereby desires to succeed to, and be substituted for, and exercise every right and power of, Exterran Energy under the Indenture, whereupon Exterran Energy shall be released from all obligations and covenants under the Indenture, in accordance with Section 502 of the Second Supplemental Indenture;

WHEREAS, pursuant to Section 601 of the Second Supplemental Indenture, the Indenture or the Securities may be amended or supplemented without the consent of any Holder to, among other things, provide for the assumption by a successor corporation, partnership, trust or limited liability company of the obligations of the Company under the Indenture or to make any other change that does not adversely affect the rights of any Holder in any material respect;

     WHEREAS, in connection with the execution and delivery of this Ninth Supplemental Indenture, the Trustee has received an Officer’s Certificate and an Opinion of Counsel as contemplated by Sections 102 and 103 of the Base Indenture and Sections 501 and 603 of the Second Supplemental Indenture; and

     WHEREAS, all other acts necessary to make this Ninth Supplemental Indenture a valid, binding and enforceable instrument and all of the conditions and requirements set forth in the Indenture in relation to this Ninth Supplemental Indenture have been performed and fulfilled, and the execution and delivery of this Ninth Supplemental Indenture have been in all respects duly authorized.

     NOW, THEREFORE, the parties have executed and delivered this Ninth Supplemental Indenture, and each of Exterran, Exterran Energy and the Trustee hereby agrees for the other parties’ benefit, and for the equal and ratable benefit of the Holders, as follows:

ARTICLE 1

DEFINITIONS

     Section 1.01 Definitions. The Original Indenture, together with the Eighth Supplemental Indenture, is hereby amended by inserting the following new definitions in appropriate alphabetical order:

“Agreement” means the Distribution, Assignment and Assumption Agreement, dated as of June 27, 2012, by and between Exterran and Exterran Energy.

“Exterran Energy” means Exterran Energy LLC, a Delaware limited liability company, formerly known as Hanover Compressor Company.

ARTICLE 2
EFFECT OF THE AGREEMENT ON CONVERSION PRIVILEGE

    Section 2.01 No Effect on Conversion Privilege.  Exterran Energy and Exterran expressly agree that, in accordance with Section 1705 of the Base Indenture, the Agreement does not result in any reclassification, change, conversion, exchange or cancellation of outstanding shares of Exterran Common Stock.

ARTICLE 3
EXTERRAN GUARANTEE

Section 3.01 Exterran Guarantee. The Eight Supplemental Indenture is hereby amended and supplemented by deleting Article Three thereof and adding the following as Article Twelve of the Original Indenture:

ARTICLE TWELVE
[Intentionally Omitted]

ARTICLE 4
EXTERRAN TO BECOME SUCCESSOR COMPANY UNDER THE INDENTURE

Section 4.01 Exterran’s Agreement to Assume Obligations. Exterran hereby expressly assumes the due and punctual payment of the principal of, premium, if any, and interest on the Securities, and the performance and observance of each and every covenant and condition of the Indenture and the Securities on the part of Exterran Energy to be performed or observed, to the same extent as if Exterran has been named as the “Company” in the Indenture.

Exterran hereby agrees to be bound by all the terms, provisions and conditions of the Indenture and the Securities and that it shall be the successor issuer of the Securities and shall succeed to, and be substituted for, and may exercise every right and power of, Exterran Energy, as the predecessor issuer of the Securities, under the Indenture and the Securities, all to the extent provided in an in accordance with the terms and conditions of, the Indenture.

Section 4.02 Exterran to Become Successor Company. From and after the date of this Ninth Supplemental Indenture, all references in the Indenture and the Securities to the “Company” shall mean Exterran.

ARTICLE 5

MISCELLANEOUS

     Section 5.01 Binding Agreement; Assignments. Whenever in this Ninth Supplemental Indenture any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party.

     Section 5.02 Relation to Original Indenture. This Ninth Supplemental Indenture and all the terms and provisions herein contained shall form a part of the Original Indenture and Eighth Supplemental Indenture as fully and with the same effect as if all such terms and provisions had been originally set forth in the Original Indenture and Eighth Supplemental Indenture. Except as expressly modified herein, the Original Indenture and Eighth Supplemental Indenture are hereby ratified and confirmed and shall remain and continue in full force and effect in accordance with its terms and provisions. The Original Indenture, Eighth Supplemental Indenture and this Ninth Supplemental Indenture shall be read, taken and construed together as one instrument.

     Section 5.03 Counterparts. This Ninth Supplemental Indenture may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

     Section 5.04 Governing Law. This Ninth Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

     Section 5.05 Effectiveness. This Ninth Supplemental Indenture shall be effective as of the date first set forth above.

     Section 5.06 Trustee. The recitals contained herein shall be taken as the statements of Exterran and Exterran Energy, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Ninth Supplemental Indenture.

IN WITNESS WHEREOF, the parties hereto have caused this Ninth Supplemental Indenture to be duly executed as of the day and year first above written.

EXTERRAN ENERGY LLC
By: /s/ William M. Austin
Name: William M. Austin
Title: Executive Vice President and Chief Financial Officer

EXTERRAN HOLDINGS, INC.
By: /s/ William M. Austin
Name: William M. Austin
Title: Executive Vice President and Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION, as Trustee
By: /s/ Steven A. Finklea
Name: Steven A. Finklea, CCTS
Title: Vice President